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                                                                    EXHIBIT 99.1


                                              500 Spruce Tree Centre
[IMAGE SENSING SYSTEMS LOGO]                  1600 University Avenue West
                                              St. Paul, Minnesota 55104-3825 USA
                                              651.603.7700 Fax: 651.603.7795
                                              www.imagesensing.com


NEWS RELEASE




CONTACTS:     ART BOURGEOIS, CHIEF FINANCIAL OFFICER
              IMAGE SENSING SYSTEMS, INC. PHONE:  651.603.7700


FOR IMMEDIATE RELEASE




     IMAGE SENSING SYSTEMS ANNOUNCES RECORD THIRD QUARTER FINANCIAL RESULTS


SAINT PAUL, MINN., OCTOBER 22, 2003--Image Sensing Systems, Inc. (ISS) (NASDAQ Small Cap: ISNS) market leading developer and manufacturer of video- based traffic management systems, announced today financial results for its third quarter ended September 30, 2003, a record high for the third quarter.

Net income for the quarter was $ 681,000 or $.21 per share ($.19 per fully diluted share), compared with net income of $554,000 or $.18 per share ($.17 per fully diluted share) for the comparable period in 2002.

Net income for the nine month period ended September 30, 2003 was $1,759,000 or $.55 per share ($.51 per fully diluted share), compared to net income of $890,000 or $.28 per basic and fully diluted share for the same period in 2002.

Jim Murdakes, Chairman and CEO commented, "The third quarter of 2003 was our sixth consecutive quarter of profitability. More importantly, profitability for each of the last six quarters has exceeded the comparable quarter of the prior year. All of this has happened since the Company refocused on its core business, Machine Vision. Our major partner, Econolite Control Products, Inc. (ECPI), continued their extraordinary performance in selling and marketing Autoscope products. Royalty income from ECPI increased by 30% over the comparable quarter in 2002 and year-to-date royalty income has increased by over 14%. Our international businesses in Asia and Europe continued to grow their revenues and profits. Product sales, which are almost entirely international, increased by 41% over the comparable quarter in 2003 while year-to-date product sales have increased by over 26%."

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Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.


SAFE HARBOR STATEMENT: Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company's control; developments in the demand for the Company's products and services; relationships with the Company's major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company's current expectations are contained in the Company's Form 10-KSB for the year ended December 31, 2002."

Three and Nine Month Periods Ended September 30, 2003 and 2002 (in thousands, except per share information)


                                                                 Three-Month                  Nine-Month
                                                                Period Ended                 Period Ended
                                                                September 30                 September 30
                                                                ------------                 ------------
                                                            2003           2002           2003           2002
                                                            -----         ------         ------         ------
Revenue                                                     $2,669        $2,035         $6,822         $5,881
Operating income                                             1,032           561          2,429            892
Net income                                                     681           554          1,759            890
Net income per share
         Basic                                                 .21           .18            .55            .28
         Diluted                                               .19           .17            .51            .28

Weighted average number of common shares outstanding
         Basic                                               3,236         3,153          3,199          3,153
         Diluted                                             3,678         3,260          3,482          3,197


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